Exhibit No. 99.2

Best Buy Company
Third Quarter Earnings
Moderator:  Jennifer Driscoll
December 17, 2003
10:00 a.m. EST

OPERATOR:  Ladies and gentlemen, thank you for standing by.  Welcome to the Best Buy third quarter conference call for fiscal year 2004.  At this time all participants are in a ‘listen only’ mode.  After the presentation we will conduct a question and answer session. At that time, if you have a question, you will need to press ‘1’ on your touchtone phone, followed by ‘4’.  As a reminder, this call is being recorded for playback and will be available by noon, Eastern Time, today.  If you need assistance on the call, please press ‘star’ ‘0’ and an operator will assist you.

I would now like to turn the conference call over to Jennifer Driscoll, Vice President of Investor Relations.  Ma’am you may begin.

JENNIFER DRISCOLL, BEST BUY COMPANY:  Thank you Maria.  Good morning everyone.  Thank you all for joining us today.  With me are Brad Anderson, our CEO, who will provide an overview of our third quarter performance and an update on our progress with our four strategic initiatives; Allen Lenzmeier, President and Chief Operating Officer, who will give a report on our domestic and international segments; and Darren Jackson, Executive Vice President and CFO, who will comment on our earnings drivers for the third quarter, and he’ll also elaborate on our outlook for the fourth quarter and fiscal year.  Kevin Layden, President of Best Buy Canada, is participating on our call from Vancouver.  Also with me, and available for our Q&A session, are Ron Boire, Executive Vice President, General Merchandise Manager; Brian Dunn, Executive Vice President, Retail Sales; Bruce Besanko, VP of Finance; and Shannon Burns, the Investor Relations Manager.

I’d like to remind you that comments made by me or by others representing Best Buy may contain forward looking statements which are subject to risks and uncertainties.  All our SEC filings contain additional information about factors that could cause actual results to differ from management’s expectations.  As usual, the media are participating on this call and are in listen only mode.  Also, in case you missed a portion of the call, the call is available for replay.  Let me give you the replay instructions.  Simply dial 973-341-3080 and enter the personal identification of 4371504.

With that I’ll turn the call over to Brad Anderson, who will begin our prepared remarks.

BRAD ANDERSON, BEST BUY COMPANY:  Thank you Jennifer, and good morning everyone.  It’s a pleasure to be speaking with you today about our results for the fiscal third quarter.  We grew our top line by 18 percent, including a comparable store sales gain higher than most other retailers.  Our bottom line grew even faster, increasing by 42 percent, primarily due to the success with improving our gross profit rate.  The results we obtained illustrate how we, as an industry leader, are innovating in order to increase our share in our core businesses.  They also illustrate the strength of our brands and our ability to connect customers with technology and entertainment through fun experiences.

As reported, we achieved a comparable store sales gain of 8.6 percent.  We believe that the main driver behind our significant gain was an increase in market share, as other companies in our industry experienced a much more challenging quarter.  Our gain in market share came from multiple product categories,  from computers to advanced TV, to digital cameras, and even from CDs.  Our own internal measures support that conclusion.  Customer traffic, customer loyalty and brand awareness are at an all-time high.

With that, I’ll turn the call over to Al Lenzmeier, the President and COO, to discuss the business results of the third quarter.  Later, I’ll conclude with formal remarks and an update on the progress of our four strategic initiatives.  Al?

AL LENZMEIER, BEST BUY COMPANY:  Thank you Brad, and good morning everyone.  Like Brad, I was very pleased with our results for the third quarter, and I’m optimistic about the conclusion to the holiday season.  As I look at the third quarter performance, I would like to focus on five areas: the continued strength in the home-office category; the favorable impact of falling prices in key categories; our success in entertainment software; the improvement in our appliance business; and the growth of our Canadian operations.

First, revenue from the home-office category continued to be strong in the third quarter.  We continue to educate customers about the potential of computers as the hub of a digital lifestyle, and they are choosing to upgrade to more powerful machines.  We saw a strong double-digit comparable store sales gain in notebook computers and a high single-digit gain in desktops and monitors.  The increase in sales of desktop computers compares to flat industry sales.  That gap demonstrates that our sales associates are doing a superior job of explaining to our customers the merits of desktop computers as media servers.

Consumers’ growing preference for portability and a high single-digit market share gain drove the increase in revenue from notebook computers.  This trend also is reflected in the strong double-digit growth of networking products we experienced in the quarter.  As broadband internet service achieves greater household penetration, more families are taking advantage of the technology available to create home networks.  These solutions allow family members to share broadband connections and printers throughout the house and not be tied to outlets.

Second, deflation has helped many of our products become affordable to a greater number of consumers.  Price points in certain categories, such as digital TVs, have placed these products in Best Buy’s sweet spot.  In addition, deflation has helped consumers afford enhanced functionality.  We actually have seen rising average selling prices in select categories, such as digital cameras, as consumers climb the functionality ladder.

Third, we had a very strong quarter in entertainment software.  Both CDs and DVDs posted strong double-digit comparable store sales gains for the quarter, driven in part by the very attractive new release schedule.  While this is a continuation of the trend for DVD sales, it is a complete turn-around for our CD business, and we are extremely proud of our market share gains in this space. We have increased our catalogue of CDs, improved our in-stock position, and added labor to that area of the store. Lower prices on CDs also contributed to the gain.

We are reinforcing our position with the consumer as a market leader.  In the third quarter, our exclusive arrangement with the Rolling Stones was a prime example of how we intend to cement our position in this important segment of the business.  We produced and sold a four-DVD set of the Stones’ concert tour.  “Four Flicks” already has gone platinum five times, selling more than 125,000 sets, and it is ours exclusively until the end of February.  While entertainment software may account for only a fifth of our revenue, it is an important category for driving customer traffic.  For example, half of our customer transactions today include the purchase of entertainment software.

Fourth, the appliance category had a low single-digit comparable store sales gain for the quarter.  The last time we had a quarterly comparable store sales gain in appliances was four years ago.  Major appliances showed a modest gain in comparable store sales as consumers were attracted by our broader assortment, including new front loading-laundry appliances.  An even broader assortment is available through our special order capability, which we launched this summer.

I am pleased to add that our Canadian operations reported a 4.0 percent gain in comparable store sales and a 42 percent revenue gain as both store traffic and the average ticket increased for the quarter.  A stronger Canadian dollar contributed roughly half of the revenue growth.

The revenue gain was also driven by the addition of four new Future Shop stores, and 11 Canadian Best Buy stores in the past 12 months.  We achieved this growth in a basically flat retail environment; the recovery in the Canadian economy has not yet reached the retail sector.  The Canadian consumer electronics market remains very competitive, and we believe we are gaining market share with our dual-branding strategy.  We are very encouraged by our experience in the Toronto market, the first market we entered with Best Buy stores over a year ago.

Magnolia Audio Video reported a solid 5.8 percent comparable store sales gain for the third quarter, outperforming several other higher-end retailers.  Total sales grew 30 percent to approximately $40 million for Magnolia.  We are pleased that we are experiencing comparable store sales gains across all our brands.  Such consistency is the result of the contributions of all of our employees.

Next, Darren Jackson, our CFO, will provide a few more details on the financial results we achieved in the third quarter, and elaborate on our outlook for the fourth quarter and fiscal year.

DARREN JACKSON, BEST BUY COMPANY:  Thank you Al, and good morning everyone.  Al gave you the background on our segment and product category performance.  I would like to focus on our operating rates.  But before I do, I would like to talk about the progression of sales in the third quarter and our current trend of business.

Monthly comparable store sales for the third quarter were remarkably consistent.  In addition, the Thanksgiving weekend comparable store sales gain met our expectations.  However, the first two weekends of the fourth quarter brought difficult weather in the Northeast.  As a result, comparable store sales gains quarter-to-date are running below our guidance for the quarter.  However, we have one extra shopping day for this holiday season, and we expect to make up the business over the balance of the holiday season and quarter.  We expect the comp to be driven by strong results from digital TVs, digital imaging and home office products, similar to our experience from the third quarter.

With that, I’ll turn my focus to operating rates, beginning with the quarter just ended.

First, I would like to address the factors that enabled the gross profit rate to increase 40 basis points in the third quarter.  The gains were largely due to margin rate improvements. Specifically we benefited from store-level initiatives and managed all of our gross profit drivers, including reduced markdowns and better handling of clearance items.  We saw the largest improvements in consumer electronics, and we had gains in the home office and appliance categories as well.  However, part of that gain was offset by the impact of Reward Zone, which reduced the gross profit rate by approximately 30 basis points in the quarter, which was consistent with the guidance we provided on the last conference call.

Our SG&A rate improved slightly for the quarter, falling 10 basis points.  This improvement was better than we expected, considering the technology write-off which cost us approximately 20 basis points in the quarter.  The primary factors were leverage associated with high comparable store sales gains, and to a lesser extent, the sale of stock acquired in connection with a vendor co-marketing agreement, which reduced SG &A rate in the quarter by approximately 10 basis points.

We also achieved savings related to our efficient enterprise initiative, and I want to thank our employees for their relentless focus on cost control.  These improvements were offset, in part, by planned customer centricity investments and increased incentive compensation.  Overall, we are pleased that our operating income rate was up 50 basis points for the quarter, and on a year-to-date basis.

Our balance sheet at the end of the period indicates a strong financial condition, with $1.8 billion in cash, an increase of nearly $700 million.  This increase included the impact of $60 million in stock repurchases at an average price of $58.39 per share.  Our increase in merchandise inventories reflected not only revenue gains and new store growth, but also investments in product categories that have been driving our growth.  Lastly, we now expect our capital investments to come in at $650 million for the fiscal year, down from our original guidance of $700 million.

The cash balance does not reflect our first dividend payment, which totaled approximately $100 million.  The dividend distribution was made last week as a way to share our success with investors while demonstrating our commitment to top quartile performance.

Next, I’d like to speak to our outlook for the fourth quarter.  We look for revenue of nearly $8.3 billion, an increase of 18 percent, based on new store growth and a comparable store sales gain of 6 to 8 percent, as I mentioned earlier.  We are looking for an improvement in our year-over-year - - on a year-over-year basis in our gross profit rate of 10 to 15 basis points in the fourth quarter.  The improvement would be driven by the same factors as in the third quarter, and would largely be related to margin rate, not product mix.  Our forecast includes the impact of Reward Zone, which we estimate will lower gross profit rate, on a year-over-year basis, by approximately 50 basis points in the fourth quarter.

That brings me to the expectations for our expense rate.  We projected our SG&A rate will be essentially flat in the fourth quarter, compared with the prior year’s fourth quarter.  We expect to gain expense leverage associated with the comp store sales gain.  We also continue to pursue ways to reduce expenses and boost efficiency.  These benefits, however, are expected to be offset by an increase in incentive compensation as well as continued investment in customer centricity, one of our areas of R&D.

These factors drove us to the estimate in our news release of diluted earnings per share from continuing operations of $1.34 to $1.39 for the fourth quarter, a gain of, on average, of 18 percent.  For the fiscal year, we look for earnings for diluted share to be $2.35 to $2.40, an increase of approximately 24 percent for the year.

I will now return the call to Brad Anderson, our CEO.

BRAD ANDERSON:  Thanks Darren.  I’d now like to update you on the progress of our four strategic initiatives, which we believe will drive our financial performance for the long term.  The four are: customer centricity; the efficient enterprise; winning the home with service; and winning in entertainment.   Together they are designed to leverage our strongest competitive advantage, our stores.

First is customer centricity.  We already have non-commissioned sales associates who daily achieve things which were previously unprecedented in our industry, such as attaching of services and warranties, at a high rate of sale, to devices in order to make this business more profitable.  We expect that one of the outcomes of our customer centricity initiative will be to take these associates to the next level of performance.  Increasing their ability to complete complex sales will be an important competitive advantage for us to use in the future.  As product categories converge, as technologies grow even more complex, and as customers seek services to go with their hardware and software, this is a core differentiator.

Our customer centricity strategy gives our associates tools for using their talents more fully in engaging the customer.  For our 32 customer centricity lab stores, our employees are formulating, testing and validating new value propositions each day.  They are learning a lot, and I visited some of these stores, and the only way you can describe the employee base is ‘energized’.  Of course, customer centricity is a long journey and will take us several years to perfect it, and roll it out throughout the system.

Another aspect of customer centricity is our loyalty program, Reward Zone, which has been very successful.  We are on track to obtain approximately two million members in the program’s first year.  Reward Zone will give us helpful insight on customer buying patterns on top of what we are learning through their dot-com visits and credit card purchases.

The second initiative is the efficient enterprise.  This initiative was designed to narrow the gap between Best Buy and the best retailers in terms of operating profit rate.  We are proud of the improvements we made in the third quarter as we grew earnings faster than revenue, while investing in customer centricity and landing Reward Zone, which initially requires an investment.  That improvement included the benefits of our work to decrease bureaucracy and become more efficient.  For example, during the quarter we simplified many of the store processes.  We have identified significant potential to increase supply chain efficiency and make it more responsive to changing customer needs, and we believe that the potential for structural sustained improvement, most of that potential is still untapped.

Third, we have made additional strides in our ‘Win the Home with Service’ initiative, which differentiates us from retailers that focus only on hardware or on software, or that compete exclusively in the direct channel.  We continue to improve our in-store service capability at Best Buy stores.  We launched an in-store computer data back-up solution. And we’re now installing almost a quarter of all the memory chips sold in our domestic stores.  To complement our in-store technicians, we’ve added Geek Squad service in Columbus, our seventh market for the Geek Squad, and this premier computer support service.  And finally, we continue to expand our new in-home wiring business, having recently signed three additional builders, bringing us to a total of 10 builders.  At the Consumer Electronics Show next month we’ll be showcasing a networked family home for all of our vendors.

And these efforts together are teaching us about the services that matter to our customers and those lessons will provide an avenue for our final initiative, which is the fourth, “Winning in Entertainment”, an initiative we have now defined more clearly.  If you start with package media, including movies, music, games and computer software, we believe that we’ll provide, ultimately, an integrated solution through this initiative.  But that’s not the whole picture.  Entertainment is, and has been, the soul of the company.  It’s a big part of the reason that we’re a fun place to shop.  And it’s also dear to the hearts of our consumers.  The good news is that we’re already winning in the current space. We’re gaining share in entertainment.  Furthermore, our customers define entertainment as not only content but also the devices that play the content, and we’re winning in that space as well.

Our goal is to build on that success, and to offer customers more choices, including multiple ways to access their entertainment.  That’s why we’ve been a leader in offering new entertainment services, such as Rhapsody, Music Now and the Napster service.  Services such as these are the starting point of bigger changes that will arrive in the future.  So one of the keys to this initiative is to increase our capacity to listen and to touch the entertainment customer.  We are the only company that is engaged with this customer at so many different touch points.  We offer hardware and software services, having both physical stores and an on-line store presence, and even coming to their homes.  We envision a future where entertainment flows from many sources and where consumers have multiple methods for accessing it.  And we are singularly positioned to satisfy those multiple needs.

I’m pleased with the energy and enthusiasm of our people as we work together on our four strategic initiatives, and I’ll provide you another update on our progress with each of them at the close of our fiscal year.

And with that, Maria, we’re now open for taking questions from our investor audience.  Thank you.

OPERATOR:  Thank you.  The floor is now open for questions.  If you have a question, you may press the number ‘1’ followed by ‘4’ on your touchtone telephone at this time.  If at any point your question has been answered, you may remove yourself from the queue by pressing the ‘pound’ key.  We do ask that while you pose your question that you please pick up your handset to provide optimum sound quality.

Your first question is coming from Aram Rubinson of Banc of America Securities.  Please go ahead with your question.

ARAM RUBINSON, BANC OF AMERICA SECURITIES:  Thanks, yeah. Lucky day, you caught me with, unprepared here.

BRAD ANDERSON: That’s a first.

ARAM RUBINSON:  Couple things.  Can you tell me a little bit about your use of consultants, where you are in some of these initiatives, and how it compares to some of the prior use of consultants, question number one.  Number two, on inventory, can you give us a sense as to the balance of and categories that are maybe heavy or light, and then the final question is free cash flow targets for this year and perhaps next.

BRAD ANDERSON: The primary use of consultants we have in relationship to the initiatives is on the customer centricity initiative, where we’ve used a firm to help us get it launched, and also to help us with the architecture.  I think our overall, Darren, you want to comment on the overall use of consultants during the course of the year?

DARREN JACKSON:  Yeah, what I would say, Aram, is, in terms of consultants, our practice is that you can look back five years, is that we have brought in consultants to help us with content and help us with execution.  We wouldn’t say that this year is extraordinary.  We are setting budgets for next year and we’re crafting our plans for next year, and those aren’t final as to just what type of support, in terms of content or execution, that we’ll need.  But, it’s fair to say, as we move forward, consultants, when we look back to SOP, were a big help in driving those benefits and we’re seeing real value in terms of what they’re helping us drive, in terms of the benefits today.

JENNIFER DRISCOLL:  Thank you Darren, would you like to comment?

AL LENZMEIER:  Yeah, as I say, really the two primary areas are consumer centricity and supply chains, is where we’re using consultants.

DARREN JACKSON:  Yeah, and I think the second question Aram had was in terms of our inventory position, where do we see, how are we positioned going into the balance of the holiday season, and if there are any specific categories that we’re heavy or light on.

BRAD ANDERSON:  Ron Boire, you want to answer this question?

RON BOIRE, BEST BUY COMPANY:  Yeah, we’ve had a strategy throughout this fiscal year investing in the categories that we want to win.  Those categories, primarily, have been the digital categories, and I think Brad and Al commented earlier on the market share gains we’ve had in some of those categories.  So, we have invested in PC, in particular, notebook and desktop, and as Al talked about previously, we took very high single-digit share gains in notebook and beat the industry handily in desktop. Digital imaging is also an area we have invested in, digital camera, digital camcorder and photo printer, as well as digital music players.  The other thing we’ve done is, versus prior year, we’ve improved in-stock in some key categories, PC in particular.  We’ve dramatically improved in-stock where we had shortages in the December period last year.  We now are at what we think are very good in-stock levels in notebook and desktop in particular.  Music, where you’ve heard that we are handily beating the industry, and in fact, have comparable store gains, we have improved our in-stock position.  MP3 players, where we had dramatic shortages last year, we have improved our in-stock position significantly over prior year.  We’re still not where we’d like to be, but we have significant improvements there.  And you also heard about our gains in peripherals, where in networking devices peripherals and software we’ve improved our in-stock position.  So, we’re comfortable that we are in stock in the products, the digital categories, the customers are going to be buying this season.

DARREN JACKSON:  And I think the final question Aram had was around cash flow and cash flow targets.  Aram, the way I would answer that question is, historically we’ve not given out cash flow targets.  Another way of answering the question would be:  “How are we, year to date, in terms of our overall management of cash flow?”  And what I would say is that, if you look at our cash flow from operations year-to-date, it’s up about $400 million.  If you look at our investing activities, principally related to cap-ex, we’ve actually saved $100 million. And probably another one you wouldn’t want to lose sight of is that, in terms of discontinued operations year-to-date, we’ve saved over $100 million in terms of our decision to exit Musicland.  So, across the waterfront, in terms of where we’re picking up $700 million in improved cash flow, the good news is, it’s coming out of operating activities, being more efficient in managing our capital expenditures, and being rewarded for the decision we made earlier in the year in terms to exit the Musicland business.

ARAM RUBINSON:  Great job on that front.  Thanks.

JENNIFER DRISCOLL:  This is Jennifer.  Just a reminder.  Please restrict your question to one question, out of fairness to the other callers in the queue.  Now we’ll take our next question.

OPERATOR:  Your next question is coming from Colin McGranahan with Sanford Bernstein.  Please go ahead with your question.

COLIN McGRANAHAN, SANFORD BERNSTEIN:  Thanks guys.  One question.  Well, why don’t I focus on Reward Zone then?  You’re making me.  Maybe if you give us a little bit more color where you are in terms of the accrual rate versus where you expect it.  Any sense of what percent of sales you’re doing on Reward Zone here in the third quarter and what you expect for the fourth quarter?  And I would assume that that ramp-up of the gross margin impact is because a greater portion of sales will be in the fourth quarter, but if you could explain that a little bit, and this is all one question Jennifer, and then any experience you have so far with the redemption of the coupons in terms of what kind of a sales lift above the face value you’re getting.

BRAD ANDERSON:  That’s the best job I’ve ever heard of cramming a lot into one question.

JENNIFER DRISCOLL:  Very creative.

DARREN JACKSON:  Colin is going to be a politician.  Twelve-part question.  So, Colin, let’s do - so in the third quarter Reward Zone, year-over-year, reduced our gross margin by 30 basis points, in the fourth quarter, as we said in our comments, 50 basis points.  You might ask, “What’s the difference between the two?”  It is two things.  One, our run rate in terms of redemption, our best information to date is running in that 60-percent type of run rate, in terms of redemption.  In terms of customers using Reward Zone and percent of sales, we haven’t given that information out at this point, in terms of viewing it as proprietary versus competition.  The difference you’ll see between the third quarter and the fourth quarter are two things.  One, you’re absolutely right; just the sheer volume in the fourth quarter, and the building adoption, customers adopting Reward Zone, is getting stronger as we’re going through the quarters.  And we did benefit, probably to the tune of at least 10 basis points in the third quarter, by making the true up adjustment, in terms of the redemption rate.  Because you’ll recall, in the second quarter, we were accruing at 100 percent.  We have real experience that allowed us to make the adjustment in the third quarter down to roughly 60 percent.  So the third quarter did benefit a little bit by the second quarter adjustment to get to the redemption rate.

BRAD ANDERSON:  Did we miss anything in that with that answer, Colin?

COLIN McGRANAHAN:  Just the, any color experience in terms of what kind of a lift you’re getting when you are seeing a redemption above the face value of the coupon?

DARREN JACKSON:  Yeah, Colin, that would be another one, as we talked about last time, we view as proprietary, in terms of how we run the Reward Zone program versus our competition.  But, suffice to say, we wouldn’t have launched a program without testing a program to know that the ultimate lift would pay for the margin cost that we’re seeing today.  And to be quite honest, one of the things that has us optimistic for the fourth quarter is that we view post-holiday, the Reward Zone certificates feeding into that post-holiday business in order to drive the comparable store sales gain.

COLIN McGRANAHAN:  And it looks like, maybe, you’ve been a little slow in getting those coupons out, and, you know, I’m making the mistake of using personal experience but, my Reward Zone coupons have been coming later than I expected, with an expiration date at the end of the first quarter, really end of March.  Have you had any issues in terms of just keeping up with the demand?

DARREN JACKSON:  Well, first we apologize for it getting to you late, in terms of, we want to keep you as a happy customer.  I would say, initially, we were a little overwhelmed in terms of customer acceptance of the program.  We did get some feedback in terms of the coupons getting out late.  In certain circumstances we did extend that for the customer because we thought it was the right thing to do.  The teams are now better calibrated to the overall acceptance and volumes, and so we don’t expect difficulties going forward. But you can appreciate - one, we’re thrilled with the acceptance; two, just the learning curve of making sure we’re keeping up; and three, we’re going to do the right thing for the customer if we made a mistake in terms of getting it out late.

COLIN McGRANAHAN:  Great, thanks guys.

BRAD ANDERSON:  Thanks very much.

JENNIFER DRISCOLL:  Our next question, please.

OPERATOR:  Our next question is coming from Matthew Fassler of Goldman Sachs.  Please go ahead with your question.

MATTHEW FASSLER, GOLDMAN SACHS:  Thanks a lot.  Good morning.  I don’t know if I should ask to be grandfathered into Aram’s three questions or be as creative as Colin.  I will try to keep it simple.  You got it essentially to a flat expense ratio, and you’ve made the rationale pretty straight-forward.  You’re investing in the business to improve your competitive standing and to continue your market share gains, which has obviously been quite notable.  As you think about the way you’re planning the business going forward, how far into this investment cycle are you, and would you envision, if you think about customer centricity and the fact that it’s only in 32 stores and it’s fairly early in its life cycle, would you expect to continue to invest, essentially, to the potential that your strong business trends are allowing, and how do you feel about expense leverage on a go-forward basis in that context?

BRAD ANDERSON:  Well, that’s part of what I was trying to allude to as we went through the four initiatives, particularly the efficient enterprise, that we see much more opportunity in front of us than in gains that we’ve had in the past.  So, there’s a lot of headroom in terms of from what we can see from this point in further getting at our supply chain, getting at our operating expense structure, that helps produce substantial cash, we believe, in the future.  The extent to which we use, or will be required to use, that in the roll-out of customer centricity, at this stage is unclear.  One of the things about, when you’re doing like a 32 store test, is you really, it’s sub-optimized for the efficiency of its particular operation because it’s a test.  And, second, we still haven’t delineated what our roll-out plan would be.  So, we think we’ve got a lot of headroom in terms of making the company more efficient.  What exactly we’ll do with customer centricity is still not clear.

MATTHEW FASSLER:  And, truly a follow-up to that first part, obviously your fourth quarter shows a lot more volume seasonally than your first three quarters.  Does the customer centricity investment tend to flex with that seasonal trend, in other words, does that investment go up in the fourth quarter?  Is that something that you can leverage in the fourth quarter of the year versus where it was in the first three quarters?

BRAD ANDERSON:  It won’t get leveraged at this stage because we’re in the process, and it’s kind of like a learning lab, and so as you’re doing that, you literally have tests going on in any given day.  So we won’t get to the making-it-more-efficient stage until sometime in the upcoming year.  That means that the holiday seasons don’t give it any additional leverage than it gets to the rest of the system.

MATTHEW FASSLER:  Gotcha.  Thank you so much.

BRAD ANDERSON:  Thanks so much.

JENNIFER DRISCOLL:  Next question, please.

OPERATOR:  Thank you.  Your next question is coming from Bill Sims with Smith Barney.  Please pose your question.

BILL SIMS, SMITH BARNEY:  Good morning, thank you.  Can you give us some color on sales in areas where weather was not impacting your business, at least directionally, was, were sales trending above guidance or in line with guidance in these areas, and then, as a follow up to Matt’s question and in line with the sales question, you said in the past that there are a number of levers you could pull should sales weaken during the quarter.  In line with customer centricity, would you consider pulling back your investment in the fourth quarter or are there other areas that you could offset a potential sales weakness as a result of poor weather?

BRAD ANDERSON:  I’m going to turn it over to Brian, but the biggest pattern we’ve seen so far is, we’ve had strong mid-weeks with dips in the weekend, directly related to the weather.  Brian did you want to have any other comment on that?

BRIAN DUNN BEST BUY COMPANY, INC:  I would just simply comment that, in areas unaffected by weather, we are on track.

BRAD ANDERSON:  So, we’re pretty confident that our position as we go into the, barring some other unforeseen developments, our position will be good going through the holidays.  So, at this point, we are not putting any sort of plan in place to adjust from our initial expectation.

AL LENZMEIER:  And I think if, your question on consumer centricity, that we would not roll back the investments that we’re making in R&D with respect to that, if business conditions change.  I mean, obviously we always, looking at where the business is going, and if we get to the point where we feel that it’s not going in the right direction, we will react in terms of adjusting our variable labor costs, and things like that, and look again at expenses in terms of other areas that we might squeeze a little bit tighter.

BRAD ANDERSON:  As we get into the next year, we’ll share more information about what’s happening with those customer centricity labs, but at this stage what we’re seeing would cause us not to do anything [Brad Anderson misspoke and meant to say, “at this stage what we're seeing would cause us not to do anything to pull back from that investment.”]

BILL SIMS:  Alright, thank you.

BRAD ANDERSON:  Thanks a lot.

JENNIFER DRISCOLL:  Next question.

OPERATOR:  Thank you.  Our next question is coming from Gary Balter of UBS.  Please pose your question.

BRAD ANDERSON:  Good morning, Gary.

GARY BALTER, UBS:  Hi.  I have a question, and then Brian actually gave me a question, so, it’s one from each of us.  First one is just the impact of gift cards.  That’s obviously had, has become a bigger part of your business, and what are you seeing in that, and I don’t know if you discuss what percent of sales it is, or what the impact is but, obviously it delays some of the sales, and I assume at better margins.  Brian’s question was, “On the days that you’ve seen snow days, have you seen a pick-up in the dot.com sales on those days, from the areas where you’ve seen it snowed in? Could you find any correlation?”  And then, when the questions are over, can you put me back on hold so I can listen to the rest of the Rolling Stones CD?

BRAD ANDERSON:  We actually debated whether to just run the Stones’ CD instead.  We thought it would be more fun than this.

AL LENZMEIER:  Yeah, this is Al, Gary.  In dot.com we kind of stayed away from commenting on that, but, I don’t think we’ve seen a significant increase in that as a result of the change in the weather from those particular areas.  And regarding gift certificates, I think for at least the last several years where we’ve put a real increased focus on selling gift certificates and, to a certain degree you could probably say this about Reward Zone as well, each year the amount of business that takes place the first week or two after Christmas continues to increase year over year, and a lot of that, we believe, is being driven by the gift card sales that we have in the months of November and December.

GARY BALTER:  Do you discuss what percent of sales are gift cards?

AL LENZMEIER:  No, we haven’t.

DARREN JACKSON:  No, we haven’t, but it’s fair to say, Gary, when we get through December we’ll have a better view on that, and we’ll have a better picture for you on projecting what do we think the gift card volume will be for the balance of the quarter.  But it’s fair to say that it’s clearly running ahead of last year, in terms of consumers making that choice.

AL LENZMEIER:  And again, I think the positions that we occupy in terms of having the assortment that we have, particularly in the software area in terms of CD’s, movies, games, those are prime areas that people use those gift certificates for, so we’re well positioned in those areas.

GARY BALTER:  And, I guess it’s a better margin sale because by the time you come in some of the specials we’re seeing now are not on.  Is that a fair statement?

AL LENZMEIER:  That’s true.

BRAD ANDERSON:  But it also has the benefit, the same kind of thing you’d see with the Reward Zone, which is, they buy more.

AL LENZMEIER:  Yeah, they do add on sales.  And we’re now in a position that, based on, we look at history in terms of what, in the past, what customers have bought, so we’re actually buying inventory knowing what customers traditionally have bought with those gift certificates.

BRAD ANDERSON:  And positioning labor in the stores, based on that.

GARY BALTER:  Alright, thank you.

BRAD ANDERSON:  Thanks so much, Gary.

JENNIFER DRISCOLL:  Next question, please.

OPERATOR:  Thank you.  Our next question is coming from Mark Rowen of Prudential.  Please pose your question.

MARK ROWEN, PRUDENTIAL:  Thanks, Good morning.  Two quick questions, if I could.  First one is for Al.  The music business, you talked about the turnaround.  Is that sustainable, or were there things going on like the DVD from the Stones that caused that big turnaround?  Is that going to be sustainable going forward?  Do you think the music industry is turning now, or was it a one-quarter aberration?  And then, the second one is for Darren.  It seems like you’re not getting quite as much leverage from the strong comps as I might have expected, and you talked about some of it going to incentive compensation.  Could you be a little bit more specific about that?  Because I know you don’t pay your sales people commissions or spiffs for selling those warranties, and things like that, that are high margin.  So could you be more specific about why we’re not seeing a little bit more leverage on those strong comps?

BRAD ANDERSON:  I’ll let Darren do that, but I just wanted to mention one of the things that, one of the perverse, I said our scores are the highest they’ve ever been on customer loyalty, if you look at all those high scores, we also have bonus structures associated with every one of those score sets.  So they are pegging where they’ve ever been historically, and along with that goes the incentive compensation for that.

DARREN JACKSON:  Yeah, Brad, it’s a tri-fecta.  So, what we have going on this year specifically, Mark, it’s two things.  If you recall, better than 60 percent of our profits are made in the fourth quarter, and our original plan for the year, if you rewind the tape, was earnings and EVA improvement, call it 14 to 16 percent, as we talked about earlier, with our fourth quarter guidance, we’re pegging 24 percent type of improvements.  So we’re well ahead of what our plan expectations would have been for the year.  And if you look at last year, last year compared to others, we had a very strong fourth quarter, but well below our expectations.  So last year’s incentive comp is low.  This year we’re well ahead of our original plan expectation, so that’s one.  Two, what we’re finding to Brad’s point is that, it’s more than just profit that will drive payouts in our incentive comp system.  It will be customer scores, it will be brand scores, and you know,

BRAD ANDERSON:  Employee scores.

DARREN JACKSON:  Yeah, and our employee scores, and across the board they’re up.  Those are all good leading indicators.  And then, three, as you recall from last quarter, we did adopt a new long-term incentive plan.  Part of that has restricted stock that goes with it, and so, year over year, in the fourth quarter, we are experiencing long term incentive plan (LTIP) expense related to introducing restricted stock, as a part of the overall LTIP plan.  Now, within the context of the option LTIP plan, the overall plan from an economics point of view is much more shareholder-friendly than the other plan.  But because of the accounting, we’re having to recognize more LTIP expense this year vs. last year.  So, those are the three things.  Last year was a low base, this year we’re well ahead of our plan.  We’re well ahead of our plan on all consumer metrics and employee metrics, and we have LTIP expense.  Those things are driving the incentive comp.

MARK ROWEN:  So, Darren, does that suggest that a lot of the comps, that there’s not really that much leverage in higher comps, in general, because some of it, because of the way the incentive plan is structured, is really variable?  Or is that not correct?

DARREN JACKSON:  No, I don’t think that’s correct, because you’d have to look at it in the context of all of payroll, Mark, or so within the context of all of our payroll, you’re still going to be giving the majority of our payroll on the store floor.  It’s going to be 80 percent, in terms of base pay.  It’s just that we have this good thing occurring, is that we’re far exceeding our original expectations.

BRAD ANDERSON:  Well, there’s actually one other thing you have to add to that picture, which is what we’re using to gain market share with.  Because we’re – if you looked at those - if we’re seeing very high results, in terms of employee performance, what we’re actually doing is we’re leveraging that investment on the floor with our employee base, so we’re actually, we’re spending more resources.  We’re putting actually more labor into the stores to win.  And you see, I think if you look, compared to our competitors, we’re actually having margin increases at the same time we’re gaining shares where other folks are not.  And, so we believe this is part of the component that’s getting us share.  So, it’s kind of all of those factors together that caused us to make a specific decision.  That does not say we don’t get leverage.  It just says we’re using it in a different way.

AL LENZMEIER:  Yeah, and a lot of the sales that are taking place are really more higher-skilled sales in terms of digital cameras, notebooks and so forth, where we are gaining some pretty good market share gains.  With respect to the music, first thing, the music business, the industry is doing better, and you read a lot of articles on it, and a lot of it, there’s more new releases on it. Then in litigation, in terms of piracy, it seems they have slowed that down a little bit.  But even in spite of that, Best Buy, like we said, we have some pretty healthy double-digit comp increases that we are doing better than the industry and we are gaining market share and that’s a result of a lot of good efforts on the part of, I think, the people here in terms of the merchants improving the assortment and getting better deep catalogue, better advertising and promotion of the product.  We talked about that we are adding additional labor into the music area.  You’ve got the pricing decision that Universal took, in terms of taking some of those prices down.  So it’s a combination, I think, of all of those ingredients, in terms of just doing a lot better job executing internally both on the part of the merchants, the marketing group, as well as the retail people in the field, from execution standpoint.  The Rolling Stone thing, the DVD, is really in the DVD category, it’s not in the music category, although I expect there is some overflow from that, but I would expect that that’s pretty minimal.  That’s really in the DVD area that that’s helping.

MARK ROWEN:  So, it sounds like you do expect it to be sustainable, those kind of increases.

AL LENZMEIER:  Well, I wish I was clairvoyant.  I could predict those things, you know, how far is it sustainable?  I don’t know.  Assume we continue to execute that we can, hopefully, it will continue, but how long, we don’t know.  And we’re not going to be complacent with that either.  We talked about the initiative that we have with, in terms of entertainment, and we think we’re the only retailer that really has all the tools in the toolkit in terms of the on-line experience, the store experience, the fact that we sell the hardware that the entertainment’s played on. we sell the software, the content, we sell the services.  We talked about getting into the home in terms of integrating all of these things, and eventually the networked home will be there, and it’s a matter of having the toolkit in terms of the stores, the dot.com, the service, that integrates all of those things together, that’s going to make us a winner.

BRAD ANDERSON:  And if you look at each of those components, we have a pretty energetic plan to make each of those components strongly better, going into the future, than they are today.  So that’s kind of what we’re counting on working, as a whole, for the enterprise.

MARK ROWEN:  Great.  Thank you very much.

BRAD ANDERSON:  Thanks a lot.

JENNIFER DRISCOLL:  You’re welcome, Mark.  Next question, please.

OPERATOR:  Our next question is coming from Alan Rifkin with Lehman Brothers.  Please pose your question.

ALAN RIFKIN, LEHMAN BROTHERS:  Yes, a lot of my questions have been answered, given the multiple parts, but just a couple of quick ones.  Al, I find your comments with respect to the upgrade cycle on PC’s pretty interesting.  Can you maybe provide a little bit more color as to why you think we could possibly be on the upgrade, on the cusp of an upgrade cycle?  I mean, it certainly appears that the strength that you had in ‘back to school’ has extended even beyond that.  And then my second question, I guess, is for Darren.  It relates to your cap-ex, which continues to come down.  Can you, maybe, just provide some color as to why that is coming down.  Are you seeing your pre-opening expenses actually come in lower than what you originally anticipated?

AL LENZMEIER:  Why don’t I let Ron address the question on computers?

RON BOIRE:  Yeah, I’m not sure how deep we are into an upgrade cycle.  I’m not sure that I would necessarily say that’s the key driver for us.  I think certainly notebooks have become a much better value proposition for the consumer.  We have increased our assortment and really focused on notebook computing as a key value driver for the enterprise.  So I think we’re, not only are people moving to more mobile computing and portable computing, but I think our execution, both from an assortment advertising standpoint, as well as the tremendous retail execution, is creating a winning formula for us.  Additionally, I think, things going digital, whether its photo, music, and broadband, it’s driving PC and networking, and we’re certainly winning in that space.  If we look at network devices, for example, as a leading indicator, we’re selling almost one in three network devices in America today.  So people are coming to us for that integrated digital solution, and the soul of that right now is the PC, and the changing value proposition, notebooks becoming more affordable, and higher performance and more media-centric, falls into our sweet spot.

DARREN JACKSON:  Yeah, Alan, as to cap-ex.  As I look across the categories, I think the good news is, cap-ex is coming down by modest amounts across all of our categories of business.  So, what’s happening is that we’ve talked about being more efficient, trying to find ways to streamline and get our cost per square foot down it takes to build our stores, and, as I look at what’s driving the fifty, part of it is just getting the cost per square foot down, and what we’re seeing too, is we’re still able to maintain the IRR’s in terms of those small stores.  Now, they’re not as, in terms of profit rate they’re lower, but in terms of getting the cost per square foot, we’re able to offset lower profit rates with lower cost per square foot, getting the returns.  The other thing I would say is that, the other big driver is that we have made assumptions in terms of investments we would be making in terms of the hypothesis in our customer centricity stores, and what we’re seeing is that we have expense dollars that we’re talking about, but the teams are also being thoughtful in terms of not spending as many capital dollars.  And so, part of our learning journey, in terms of the dollars on customer centricity, is spending a few more expense dollars, in line with what we thought, but the capital dollars are not as high, in terms of our original hypothesis.  And I would say those are the two big drivers that have moved the $50 million save that we’re seeing right now.

AL LENZMEIER:  Yeah, and your comment on pre-opening expenses, we expense those, so that doesn’t have any relevance to capital.

ALAN RIFKIN:  OK.

BRAD ANDERSON:  Thanks very much.

JENNIFER DRISCOLL:  Next question, please.

OPERATOR:  Thank you.  Our next question is coming from Danielle Fox of JP Morgan.  Please pose your question.

DANIELLE FOX, JP MORGAN:  Thank you.

BRAD ANDERSON:  Good morning, Danielle.

DANIELLE FOX:  Good morning.  I’m wondering.  Outside of Reward Zone, are higher staffing levels the main element of customer centricity initiative?  And maybe, without divulging too much, if you could just give us a general sense of some of the types of things that you’re testing?  It’s usually those that have a cost associated with them.

BRAD ANDERSON:  Basically, what we’re testing is, we’re looking for ways to make more, to really provide whole solutions for customers, and in engaging with the customer, taking a combination of the data that we have gotten centrally, so things like Reward Zone’s very helpful for getting us a data base, and combining that with what can be learned engaging with the customers at the store levels, and then adjusting, constantly adjusting and fine tuning our offers, for particular customer sub-sets that we’ve chosen to go after.  And so that process started with four stores in May.  It’s now up to 32 stores.  And, as Darren alluded to, we’ve found that the most effective part of it is really adjusting the labor in the store and the experience between the staff and the customer, rather than major expenditures in capital.  So we’re in a very vibrant place on that journey.  We’re going to get a lot more information in the next 45 days about it that’ll help determine about the rate, but the biggest variable seems to be what we’re learning in the engaged experience between the employee and the customer.

JENNIFER DRISCOLL:  Just as a reminder to our callers, please use your handset rather than your speakerphone.  We’re getting some feedback.

OPERATOR:  Thank you.  Our next question is coming from Shawn Milline of Soundview.  Please pose your question.

SHAWN MILNE, SOUNDVIEW:  Thank’s a lot.  This is Shawn Milne at Soundview.  Real quick, you talked about strong growth in your entertainment software business, with CDs and DVDs.  Can you talk at all about the video game sector?  We’re in a bit of a difficult environment in terms of new hardware price cuts this holiday, but can you talk about sales versus expectations in that area?  And if you had any other color on that, that would be great thanks.

BRAD ANDERSON:  Ron, do you want to take that?

AL LENZMEIER:  Yeah, Ron Boire will take that.

RON BOIRE:  Yeah, you give me the fun categories.  Sales versus expectations certainly are not the issue.  We are deep into a game cycle right now, and we see the beginning of next year some new platforms starting to tip-toe into the market, and certainly ‘05 probably being the beginning of the next growth cycle.  We certainly would like a more robust game environment, but we see that, from a platform standpoint, we’re well into the cycle.  There really has not been a lot of energy around new titles this year, so the software side of the business has also not been robust.  Versus our expectations, I think we’re very happy with where we are.  I think it’s an area where we continue to win, but it’s not the growth area that it was as the two platforms were introduced just a couple of years ago.

SHAWN MILNE:  Sure, but just to clarify, was it above, below, or in line with expectations?

RON BOIRE:  I would say we were in line with expectations.

SHAWN MILNE:  OK.  Thanks a lot.

BRAD ANDERSON:  Thank you.

JENNIFER DRISCOLL:  Next question.

OPERATOR:  Thank you.  Your next question is coming from Budd Bugatch of Raymond James. Please pose your question.

BUDD BUGATCH, RAYMOND JAMES:  Good morning.  My question, most of them have been asked and answered.  You had talked about inventory and I just want to make sure I’m clear on this.  Inventory per store looks like it’s gone up by about 10 percent or more.  Can you tell us if that’s going to be a permanent investment in inventory, or how does that look relative to where you have been?

AL LENZMEIER:  Our plans, I think, are to be down to normal levels, the intention is, by the end of the fourth quarter, or sooner.

BUDD BUGATCH:  And inventories are in good shape.  I know you talked about being in good, in certain categories.  Are there any categories where you’re too heavy in inventory?

BRAD ANDERSON:  No, we don’t think so.  I think the bets we’ve placed are in the categories that we want to win in.  There’s the digital categories, there’s the categories where we’re gaining market share, and also some of the categories where we weren’t in as good a shape as we should have been last year, from an in-stock, that we’re in much better shape this year for those particular categories that we’re going to win in.

BUDD BUGATCH:  OK. Thank you.

JENNIFER DRISCOLL:  Operator, I think it’s been almost an hour.  We’ll take one more call.

OPERATOR:  Our final caller is coming from Mark Kurland of Bear Stearns.  Please pose your question.

BRAD ANDERSON:  Good morning Mark.  Looks like Mark’s not there anymore.

JENNIFER DRISCOLL:  We’ll take another question.

OPERATOR:  Our next caller is Dan Wewer with CIBC World Markets.  Please pose your question.

DAN WEWER, CIBC WORLD MARKETS:  Thanks for taking my question.  Quickly, what kind of same store sales growth is needed during the fourth quarter if you are to reduce the inventory growth per square foot, or per store, to get back to this normal level?

DARREN JACKSON:  To frame Al’s comment, we have been deliberate in specific categories in terms of raising our in-stocks this year.  So it doesn’t come as a big surprise to us entering the fourth quarter with a 6 to 8 comp sales plan, and our inventory position is deliberate in terms of getting the business.  So, getting back down to normal levels, we should define normal is normal in terms of our in-stock levels which we’ve made a deliberate decision to boost up.  And so, when we exit the year this year, in categories that we see that we’re playing to win in, we permanently made a decision to improve some of those in-stocks year over year.  So I wouldn’t be trying to do the math of 6 to 8.  They’re inventory.  You pick the number.  If you call it 10 percent increase in inventory per square foot, we could exit the year on that and we would feel good about it.  Because, what we’re learning, and part of this came out of the customer centricity testing, is that, when we’re increasing the in-stocks, we are seeing the return on that.  We’re seeing the return in the CD business that we talked about earlier.  So I would say it’s a combination of we see stronger business in terms of our comp store sales plan and the deliberate strategy in key categories, to be better represented as a part of our strategy.

DAN WEWER:  Sort of ask the question this way, let’s say if you were to make the $8.3 billion sales plan in 4Q, where do you have to make the inventory dollar will be say at year end?

RON BOIRE:  Oh, I don’t have that number in front of me, Dan.

DAN WEWER:  OK.  Thanks a lot.

BRAD ANDERSON:  I’d like to thank everybody for the participation on the call.  We’re very excited about the performance in the third quarter, confident about the position we’re going into the marketplace with the fourth quarter, and extremely proud of the performance of the employees of this enterprise.  I think we’re seeing this in so many ways in terms of the growth and improvement of the position of the company.  That also leaves us very optimistic about where the company is going in the future, and how we can continue to leverage and continue to gain share, by becoming more and more important to the lifestyle of our critical customers.  So, thanks, everybody, for the participation, and we’ve enjoyed the morning.  Thank you.

JENNIFER DRISCOLL:  Thank you for participating on our call.  As Brad said before he ended, we want to remind you that this call will be available for replay by dialing 973-341-3080 and entering the PIN 4371504.  The replay will be available at approximately noon today, central, 1:00 p.m. eastern, until midnight next Monday, December 22nd.  To hear the replay on the web, visit us at www.bestbuy.com.  Click on ‘For Our Investors’ and then click ‘Audio Archives’.  If you have additional questions, call me, Jennifer Driscoll, at 612-291-6110 or Shannon Burns at 612-291-6126.  I’d like reporters to contact Sue Busch at 612-291-6114.  Happy holidays.

OPERATOR:  Thank you.  This does conclude today’s teleconference.  You may disconnect your lines at this time and have a wonderful day.

End